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                       December 19, 2022

       Douglas Listman
       Chief Financial Officer
       FTAC Emerald Acquisition Corp.
       2929 Arch Street, Suite 1703
       Philadelphia, PA 19104

                                                        Re: FTAC Emerald
Acquisition Corp.
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed March 22,
2022
                                                            File No. 001-41168

       Dear Douglas Listman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction